EXHIBIT 4.1


                                                       Frank A. Ciccotto, Jr.
55 Water Street, 45th Floor                            Senior Vice President
New York, NY  10041                                    Securities Evaluations
Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto_jr@sandp.com                           Standard & Poor's
                                                 The McGraw Hill Companies


                                January 15, 2010


Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York Mellon
2 Hanson Place, 12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.

                  Re: Van Kampen Unit Trusts, Municipal Series 842 Investors' Quality Tax-Exempt Trust, Series 122

Gentlemen:

   We have examined Registration Statement File No. 333-161876 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc. as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                         Senior Vice President & General Manager